CERTIFICATE OF AMENDMENT OF
                      ARTICLES OF INCORPORATION
                                 OF
              INTERNET BUSINESS'S INTERNATIONAL, INC.

The undersigned, Louis Cherry and Albert R. Reda, certify that:

Louis Cherry is the President, and Albert R. Reda is the
Secretary, of Internet Business's International, Inc., a Nevada corporation ("Company").

The original articles of incorporation of the Company were filed with the Office of the Secretary of State on December 8, 1998.

As of this date, there is issued and outstanding common and preferred stock of the Company, but this amendment of the articles, in compliance with Nevada Revised Statutes, does not require the approval of the stockholders of the Company.

Pursuant to a Board of Directors meeting at which in excess of two-thirds voted in favor of the following amendment, the Company hereby adopts the following amendments to the Articles of Incorporation of the Company:

Article Fourth: The number of authorized shares of common stock of the Company shall be 249,000,000. The par value of the Series A Convertible Preferred Stock of the Company shall be
$100.00 per share.

                               /s/  Louis Cherry
                               Louis Cherry, President/Director


                              /s/  Albert R. Reda
                              Albert R. Reda, Secretary/Director

Verification

State of California
                        SS
County of Orange

On this 9th day of February, 2000, before me, the undersigned, a Notary Public in and for said State, personally appeared Louis Cherry and Albert R. Reda, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who subscribed their names to the Certificate of Amendment of Articles of Incorporation and acknowledged to me that they executed the same freely and voluntarily and for the use and purposes therein mentioned.


By: /s/

Notary Public in and for said state